                                                                   EXHIBIT 10.24
                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 19th day of July, 1994, by and between Casey's General Stores, Inc., an Iowa corporation (the "Company"), and John G. Harmon ("Harmon").

         WHEREAS, the Board of Directors of the Company (the "Board of Directors") recognizes that the dedication of Harmon as an officer and director to the affairs and welfare of the Company has resulted in a long and successful association; and

         WHEREAS, the Board of Directors further recognizes that the Company has grown and prospered as a result of its association with Harmon, and has determined that it is in the best interest of the Company and its shareholders to preserve this association so as to enable the Company to further benefit from Harmon's superior knowledge and expertise in all of its present and future business endeavors; and

         WHEREAS, the Board of Directors has further determined that it is appropriate and in the best interests of the Company and its shareholders to enter into written contractual arrangements with respect to Harmon's employment by the Company, with the concurrence of Harmon, in order to more accurately reflect the obligations and responsibilities currently being undertaken by Harmon as Secretary of the Company, as well as those reasonably expected of him in the future in that capacity, and to provide certain incentives and compensation arrangements as a result thereof; and

         WHEREAS, the Board of Directors has further determined that it is in the best interest of the Company and its shareholders to assure that the Company will have the continued dedication of Harmon, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company, and to further encourage Harmon's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide Harmon with compensation arrangements upon a Change of Control which provide him with compensation for expected losses that he would suffer in the event of a Change of Control and which are competitive with those of other corporations, and, in order to accomplish these objectives, has determined to cause the Company to enter into this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

         1. Certain Definitions. For purposes of this Agreement, and in addition to the other definitions set forth herein, the following terms shall have the following meanings:

         a)      "Change of Control" shall mean:

                 (i) the acquisition (other than from the Company) by any Person (as hereinafter defined), entity or "group" within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act"), (excluding for this purpose, the Company or any employee benefit plan of the Company, which acquires beneficial ownership of voting securities of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either the then outstanding shares of Common Stock, no par value, of the Company or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the "Common Stock"), unless such beneficial ownership was acquired as a result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person, entity or "group" to twenty percent (20%) or more of the Common Stock of the Company then outstanding; provided, however, that if a Person, entity or "group" shall become the beneficial owner of twenty percent (20%) or more of the Common Stock of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the beneficial owner of any additional shares of Common Stock of the Company, then such Person, entity or "group" shall be deemed to have met the conditions hereof; or

                 (ii) individuals who, as of the date hereof, constitute the Board of Directors (as of the date hereof, the "Incumbent
         Board") cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement considered as though such person were a member of the Incumbent Board; or

         (iii) approval by the shareholders of the Company of a reorganization, merger, consolidation (in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities) or a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company.

         (b) "Annual Increase" shall take effect on each January 1 for which the benefit at issue is payable and shall mean fifty percent (50%) of the annual increase in the National Consumer Price Index for the City of Des Moines, Iowa, as published by the United States Bureau of Labor Statistics.

         (c) "Annual Bonus" shall mean any bonus payable at the discretion of the Board of Directors of the Company, on such terms and in such amounts as it shall determine.

         (d) "Employment Period" shall mean the term of Harmon's employment under this Agreement, as set forth in Section 2 hereof.

         (e) "Code" shall mean the Internal Revenue Code of 1986, as amended.

         (f) "Accrued Obligations" shall mean (i) Harmon's Salary through the Date of Termination at the rate in effect on the Date of Termination, (ii) the product of the Annual Bonus paid to Harmon for the last full fiscal year and a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (iii) any compensation previously deferred (together with any accrued interest thereon) and not yet paid by the Company and any accrued vacation pay not yet paid by the Company.

         (g) "Person" shall mean any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) and all "affiliates" and "associates" of such entity (as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act).

         2. Employment and Term. The Company agrees to employ Harmon, and Harmon agrees to serve the Company, as Secretary of the Company until March 1, 1997, unless his employment is otherwise terminated as provided herein; provided, however, that in the event of a Change of Control during the foregoing Employment Period, this Agreement shall continue in full force and effect for an additional period of three (3) years following the expiration of the Employment Period (until March 1, 2000).

         3. Duties of Harmon. During the period of his employment in the capacity of Secretary, Harmon agrees to devote his professional skill and energy to the faithful and full satisfaction of his duties as Secretary. It is agreed and understood that Harmon will perform all duties assigned to him, which shall be substantially the same as those performed by Harmon as Secretary of the Company prior to the date of this Agreement (including status, offices, titles and reporting requirements), to the full satisfaction of the Board of Directors. The Company agrees that Harmon shall have such authority and discretion as is necessary to fully and faithfully perform his duties in a proper and efficient manner, subject to review by the Board of Directors.

         During the period of his employment, it shall not be a violation of this Agreement for Harmon to (i) serve on corporate, civil or charitable boards or committees, (ii) deliver lectures or fulfill speaking engagements and (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of Harmon's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by Harmon prior to the date hereof, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the date hereof shall not thereafter be deemed to interfere with the performance of Harmon's responsibilities to the Company.

         4. Compensation. The Company shall pay to Harmon an annual salary of One Hundred Five Thousand Dollars ($105,000), payable in equal monthly installments, or such other amount as shall be mutually agreed upon by the Company and Harmon, as evidenced by a duly signed Schedule of Compensation attached hereto and marked as Exhibit "A" (the "Salary"). In addition, Harmon and/or Harmon's family shall be entitled to all benefits presently provided or those which may hereafter be provided generally by the Company to its employees, officers or directors, including health insurance and life insurance.

         5. Termination of Employment. (a) Death or Disability. Harmon's employment under this Agreement shall terminate automatically upon Harmon's death. If the Company determines in good faith that the Disability of Harmon has occurred (pursuant to the definition of "Disability" set forth below), it may give to Harmon written notice of its intention to terminate Harmon's employment as Secretary of the Company. In such event, Harmon's employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by Harmon (the

"Disability Effective Date"), provided that, within the thirty (30) days after such receipt, Harmon shall not have returned to full-time performance of his duties. For purposes of this Agreement, "Disability means disability or incapacity of Harmon which, at least twenty-six (26) weeks after its commencement, is determined by the Board of Directors upon competent medical advice to be such as to prevent Harmon from performing substantially all of the duties as Secretary of the Company.

         (b) Cause. The Company may terminate Harmon's employment for "Cause." For purposes of this Agreement, "Cause" means (i) an act or acts of personal dishonesty taken by Harmon and intended to result in substantial personal enrichment of Harmon at the expense of the Company, (ii) repeated violations by Harmon of Harmon's obligations under Section 3 of this Agreement which are demonstratively willful and deliberate on Harmon's part and which are not remedied in a reasonable period of time after receipt of written notice from the Company or (iii) the conviction of Harmon of a felony when such conviction is no longer subject to direct appeal.

         (c) Good Reason. Harmon's employment may be terminated by Harmon for Good Reason. For purposes of this Agreement, "Good Reason" means:

                 (i) the assignment to Harmon of any duties inconsistent in any respect with Harmon's position (including status, office, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3 of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Harmon;

                 (ii) Any failure by the Company to comply with the provisions of Section 4 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Harmon;

                 (iii) the Company's requiring Harmon to be based at any office or location other than the Company's Corporate Headquarters facility in Ankeny, Iowa, except for travel reasonably required in the performance of Harmon's responsibilities;

                 (iv) any purported termination by the Company of Harmon's employment otherwise than for death, Disability or Cause as expressly permitted by this Agreement; or

                 (v) any failure by the Company to comply with and satisfy
         Section 13(c) of this Agreement.

         For purposes of this Section 5(c), any good faith determination of "Good Reason" made by Harmon shall be conclusive.

         (d) Notice of Termination. Any termination by the Company for Cause or by Harmon for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 14(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Harmon's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen (15) days after the giving of such notice). The failure by Harmon to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of Harmon hereunder or preclude Harmon from asserting such fact or circumstance in enforcing his rights hereunder.

         (e) Date of Termination. "Date of Termination" means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; provided, however, that (i) if Harmon's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies Harmon of such termination and (ii) if Harmon's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Harmon or the Disability Effective Date, as the case may be.

         6. Obligations of the Company upon Termination of Employment. (a) Death of Harmon. In the event of the death of Harmon during the Employment Period, the Company shall pay to Harmon's spouse, commencing on the first day of the month following his death and continuing for a period of twelve (12) months thereafter, benefits equal to the monthly installments of Salary which would have been due to Harmon pursuant to Section 4 herein. Immediately following such one-year period, the Company shall commence the payment of monthly benefits to Harmon's spouse equal in amount to one-half (1/2) of the amount to which Harmon would have been entitled as retirement benefits under
Section 9 herein, which monthly benefits shall be paid for a period of twenty (20) years or until the death of Harmon's spouse, whichever occurs first.

         (b) Cause; Other than for Good Reason. If Harmon's employment shall be terminated for Cause, Harmon's employment under this Agreement shall terminate without further obligations to Harmon (other than the obligation to pay to Harmon his Salary through the Date of Termination plus the amount of any compensation previously deferred by Harmon, together with accrued interest thereon). If Harmon terminates employment other than for Good Reason, this Agreement shall terminate without further obligations to Harmon, other than those obligations accrued or earned and vested (if applicable) by Harmon through the Date of Termination, including for this purpose, all Accrued Obligations. All such Accrued Obligations shall be paid to Harmon in a lump sum in cash within thirty (30) days of the Date of Termination.

         (c) Good Reason; Other than for Cause or Disability. If the Company shall terminate Harmon's employment other than for Cause, Disability, or death or if Harmon shall terminate his employment for Good Reason at any time during the Employment Period, except during a three-year period following any Change of Control (in which case the provisions of Section 6(d) shall apply), then in such event:

                 (i) the Company shall pay to Harmon in a lump sum in cash within thirty (30) days after the Date of Termination the aggregate of the following amounts:

                          A. to the extent not theretofore paid, Harmon's Salary through the Date of Termination; and

                          B. the product of (x) the highest Annual Bonus paid
                 to Harmon during the three fiscal years preceding the fiscal year in which the Date of Termination occurs (the "Recent Bonus") and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of Termination and the denominator of which is 365; and

                          C. the product of (x) two (2.0) and (y) the sum of
                 (i) the Salary and (ii) the Recent Bonus; and

                          D. in the case of compensation previously deferred by
                 Harmon, all amounts previously deferred (together with any accrued interest thereon) and not yet paid by the Company, and any accrued vacation pay not yet paid by the Company; and

                          E. a lump-sum amount representing the present value
                 of the benefits payable to Harmon under Section 9(a) or 9(c) hereof in consideration for the services to be performed under Sections 10 and 12 hereof; and

                 (ii) for a two-year period following the Date of Termination, the Company shall continue benefits to Harmon and/or Harmon's family at least equal to those which would have been provided to them in accordance with the plans programs, practices and policies provided under this Agreement if Harmon's employment had not been terminated, including health insurance and life insurance, in accordance with the most favorable plans, practices, programs or policies of the Company and its subsidiaries during the 90-day period immediately preceding the Date of Termination or, if more favorable to Harmon, as in effect at any time thereafter with respect to other key employees and their families.

         (d) Good Reason; Other than for Cause or Disability, following a Change of Control. If, during a three year period following any Change of Control, the Company shall terminate Harmon's employment other than for Cause, Disability, or death or if Harmon shall terminate his employment for Good
Reason:

                 (i) the Company shall pay to Harmon in a lump sum in cash on the thirtieth (30th) day following after the Date of Termination the aggregate of the following amounts (unless Harmon requests that such payments be deferred or reduced as provided in Section 6(e) hereof):

                          A. to the extent not theretofore paid, Harmon's Salary through the Date of Termination; and

                          B. the product of (x) the Recent Bonus and (y) a
                 fraction, the numerator of which is the number of days in the current fiscal year through the date of Termination and the denominator of which is 365; and

                          C. the product of (x) three (3.0) and (y) the sum of
                 (i) the Salary and (ii) the Recent Bonus; and

                          D. in the case of compensation previously deferred by
                 Harmon, all amounts previously deferred (together with any accrued interest thereon) and not yet paid by the Company, and any accrued vacation pay not yet paid by the Company; and

                          E. a lump-sum amount representing the present value
                 of the benefits payable to Harmon under Section

                 9(a) or 9(c) hereof in consideration for the services to be performed under Sections 10 and 12 hereof; and

                 (ii) for a three-year period following the Date of Termination, the Company shall continue benefits to Harmon and/or Harmon's family at least equal to those which would have been provided to them in accordance with the plans programs, practices and policies provided under this Agreement if Harmon's employment had not been terminated, including health insurance and life insurance, in accordance with the most favorable plans, practices, programs or policies of the Company and its subsidiaries during the 90-day period immediately preceding the Date of Termination or, if more favorable to Harmon, as in effect at any time thereafter with respect to other key employees and their families.

         (e) Alternative Cap. In the event that a Change of Control shall occur and a determination is made by the Company, pursuant to Sections 280G and 4999 of the Code, that a golden parachute excise tax is due, Harmon's benefits under this Agreement shall be limited to the amount necessary to avoid the excise tax only if applying such a limit results in a greater net benefit to Harmon had the benefits not been limited and an excise tax paid.

         7. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Harmon's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices, provided by the Company and for which Harmon may qualify, nor shall anything herein limit or otherwise affect such rights as Harmon may have under any stock option or other agreements with the Company. Amounts which are vested benefits or which Harmon is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program.

         8. Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Harmon or others. In no event shall Harmon be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Harmon under any of the provisions of this Agreement, but such payments shall be reduced to the extent of Harmon's other earned income (if any) during any remaining portion of the Employment Period. Following any Change of Control, the Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which Harmon may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or others (including Harmon) of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof, plus in each case interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

         9. Retirement of Harmon. (a) Normal Retirement. Provided that this Agreement or an extension thereof remains in effect, it is understood that Harmon shall retire on the last day of the calendar year during which he reaches sixty-five (65) years of age, and the Company, in consideration for the services performed under Sections 3 and 10 hereof, shall pay to Harmon, in such event, an annual retirement benefit equal to one-half (1/2) of his Salary (adjusted on an annual basis to include the Annual Increase), which benefits shall continue to be paid until Harmon's death.

         (b) Option of Board of Directors. Provided that this Agreement or an extension thereof remains in effect, the Board of Directors of the Company, at its sole option, may offer to extend Harmon's employment on a year-to-year basis after the calendar year in which Harmon reaches age sixty-five (65). At the conclusion of each year it will be presumed that Harmon will retire under terms set out in Section 9(a) above unless the Board of Directors determines to offer to extend Harmon's employment for an additional year.

         (c) Option of Harmon. Provided that this Agreement or an extension thereof remains in effect, Harmon, upon reaching fifty-five (55) years of age, at his option, may retire and shall no longer be required to perform his duties under Section 3 of this Agreement, but Harmon will be required to perform his duties under Section 10 of this Agreement. If Harmon elects to retire, the Company shall pay to Harmon an annual retirement benefit, in lieu of his Salary, in an amount equal to one-fourth (1/4) of his Salary adjusted on an annual basis to include the Annual Increase and increased each year by five percent (5%) of the adjusted annual Salary to a maximum of one-half (1/2) of Harmon's Salary on the date of his retirement, such benefits to continue to be paid until Harmon's death. The obligation of the Company to make payments pursuant to this subsection shall not become effective unless and until Harmon shall have given the Company thirty (30) days written notice of his intention to retire from active employment with the Company.

         (d) Eligibility for Benefits. The provisions of this Section 9 shall become effective and the Company shall be required to pay the benefits described herein only in the event that, immediately prior to the date of his retirement, Harmon is employed by the Company and this Agreement or an extension hereof remains in effect.

         10. Availability of Harmon After Retirement. Harmon, upon his retirement pursuant to Section 9(a) or 9(c) hereof, in consideration of retirement benefits received pursuant to Section 9(a) or 9(c) hereof, shall at reasonable times and insofar as his physical condition may permit, hold himself available at the written request of the Board of Director's of the Company to consult with and advise the officers, directors, and other representatives of the Company. Such requests for Harmon's service shall, however, be structured so that reasonable allowances are made for Harmon's needs for vacation time and for other considerations of his physical well-being. All such services shall be provided by Harmon at his place of residence unless otherwise agreed to by Harmon. Harmon shall not be required to devote any prescribed hours to consulting with and giving advice to the officers, directors, and other representatives of the Company in order to be entitled to the retirement benefits as set out in Section 9(a) or 9(c) hereof, but all such benefits shall be considered as earned in return for the consulting service and advice that Harmon may give from time to time to the Company, its officers, directors, and other representatives.

         If Harmon's physical condition shall prevent him from consulting and advising with the officers, directors or other representatives of the Company, the retirement benefits provided under Section 9(a) or 9(c) hereof, as the case may be, shall nonetheless be paid as therein provided.

         Harmon shall be reimbursed by the Company for all reasonable expenses incurred as a consultant and advisor, including expenses for travel, communication, entertainment and similar items, upon presentation of itemized accounts of such expenditures.

         11. Discretion of Board of Directors. Notwithstanding any other term or provision of this Agreement to the contrary, nothing stated herein is intended to, nor shall it be construed, to abrogate, limit, alter or affect the authority, rights and privileges of the Board of Directors of the Company to remove Harmon as Secretary of the Company, without Cause, or during the term of this Agreement to elect as Secretary of the Company a person other than Harmon, as provided by the laws of the State of Iowa; provided, however, it is expressly agreed and understood that, in the event any one or any combination of such events occurs, unless Harmon is terminated for Cause as defined in
Section 5(b) hereof, Harmon shall be entitled to terminate his employment for Good Reason (as defined in Section 5(c) hereof) and receive the benefits described in either Section 6(c) or Section 6(d) of this Agreement, as applicable.

         12.  Confidential Information; Restrictive Covenant.
(a) During the period of his employment, Harmon shall hold in fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its subsidiaries, and their respective businesses, which shall have been obtained by Harmon during Harmon's employment by the Company or any of its subsidiaries and which shall not be or become public knowledge (other than by acts by Harmon or his representatives in violation of this Agreement). During a three (3) year period following termination of Harmon's employment with the Company, Harmon shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

         (b) While this Agreement remains in effect and Harmon is entitled to compensation or benefits pursuant to Sections 4 through 6 hereof (or, in the event of termination of his employment for Good Reason, for a period of three
(3) years thereafter), Harmon shall not directly or indirectly associate with, participate in or render service to, whether as an employee, officer, director, consultant, independent contractor or otherwise, any organization that is engaged in business in competition with the Company, and he shall not himself engage in any such business on his own account.

         (c) In the event of a demonstrated breach of this Section 12, the parties agree that the Company shall be entitled to seek equitable relief in a court of competent jurisdiction to prevent any anticipated continuing breach of the terms and conditions of this Section 12 and to secure the enforcement thereof. The foregoing remedy shall be exclusive and in lieu of any other remedy otherwise available to the Company under law.

         13. Successors. (a) This Agreement is personal to Harmon and without the prior written consent of the Company shall not be assignable by Harmon otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Harmon's legal representatives.

         (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

         (c) The Company agrees and covenants to require (i) any successor or assignee (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company through a Change of

Control or otherwise, and, (ii) within its lawful power to do so, any party effecting or taking steps to accomplish a Change of Control, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or Change of Control had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         14. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

         (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows: If the Company, to Casey's General Stores, Inc., P. O. Box 2001, One Convenience Blvd., Ankeny, Iowa 50021, Attention: President; and if to Harmon, to his address appearing on the books of the Company, or to his residence, or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

         (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

         (d) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

         (e) The Company's or Harmon's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

         (f) This Agreement contains the entire understanding of the Company and Harmon with respect to the subject matter hereof, and shall serve to terminate the Employment Agreement dated as of March 2, 1992 between the Company and Harmon.

         (g) No change, amendment or modification of this Agreement, including Exhibit "A" attached hereto, shall be valid unless the same be in writing and signed by the Company and Harmon.

         (h) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument with the same force and effect as if all the parties had executed the same document.

         IN WITNESS WHEREOF, the respective parties have caused this Agreement to be executed as of the day and year first above written.


                                         CASEY'S GENERAL STORES, INC.


                                         By /s/ Ronald M. Lamb
                                         ----------------------------
                                            Ronald M. Lamb, President

ATTEST:


/s/ Eli J. Wirtz
- - ---------------------------------
Eli J. Wirtz, Assistant Secretary




                                         /s/ John G. Harmon
                                         ----------------------------
                                         John G. Harmon

                                  EXHIBIT "A"


                            Schedule of Compensation

                                      for

                           John G. Harmon, Secretary


AMENDMENT NO. ____

  As provided in Section 4 of that certain Employment Agreement by and between Casey's General Stores, Inc. and John G. Harmon, dated as of ____________, 1994, to which this Exhibit "A" is attached, the undersigned Casey's General Stores, Inc., by authority of its Board of Directors, and John G. Harmon hereby agree that, effective as of the ______ day of __________________, 19__, the annual salary of John G. Harmon shall be the sum of
_____________________________________ _________________________
($_____________) (defined in said Employment Agreement as his "Salary").

  Dated this _______ day of _______________________, 19__.


                          CASEY'S GENERAL STORES, INC.


                      By ________________________________
                           Ronald M. Lamb, President

ATTEST:


_________________________________
Eli J. Wirtz, Assistant Secretary




          ___________________________________
          John G. Harmon